EXHIBIT 10.21

[•], 2021

[Name]

[Address]

Re: Retention Bonus

Dear [Name],

In connection with the merger of CIT Group Inc. (together with its affiliates and successors, “CIT”) and First Citizens BancShares (“First Citizens” and such merger, the “Transaction”), you are eligible to earn a transaction retention bonus from CIT in the total aggregate amount of $[•] (the “Retention Bonus”), subject to the terms and conditions set forth in this letter and contingent upon the closing of the Transaction (the “Closing”).

The Retention Bonus will vest (a) [•] percent on [•] and (b) [•] percent on [•] (each, a “Vesting Date”). In order to earn and receive each portion of the Retention Bonus, you must, except as set forth below: (i) remain actively employed by CIT in good standing and not subject to notice of termination (whether given by you or CIT other than a notice of a “Qualifying Termination of Employment” as defined below) through the applicable Vesting Date; (ii) perform your current position on a full-time basis through the applicable Vesting Date; and (iii) comply with the terms and conditions of your agreements with CIT, including any applicable non-compete, non-solicitation, confidentiality or non-disclosure agreements, as well as the CIT U.S. Code of Business Conduct, the CIT U.S. Employee Handbook and other applicable CIT policies and procedures, through the applicable Vesting Date.

Except as otherwise provided below, any vested portion of the Retention Bonus will be paid in cash as soon as practicable after -- but no later than thirty days following -- the applicable Vesting Date. The Retention Bonus is subject to all applicable federal, state, and local taxes and other required withholdings and will not count toward, or be considered in determining, any payments or benefits due under any other plan, program or agreement.

Notwithstanding the foregoing, if your employment is terminated by CIT prior to or following the Closing and prior to the last Vesting Date under circumstances constituting a “Qualifying Termination of Employment” (as defined below), CIT will pay you any unpaid amount of the Retention Bonus in cash as soon as practicable but no later than sixty days after the effective date of your Qualifying Termination of Employment (such date to be determined by CIT in its sole and absolute discretion) (the “Termination Date”), provided that you must (i) comply with the conditions set forth in the second preceding paragraph above through the Termination Date; and (ii) execute (or, in the case of your death, your estate must execute), and not revoke (or your estate must not revoke) acceptance of, a confidential agreement and general release of claims in favor of CIT in the form and within the timeframe provided by CIT, which will be no earlier than your Termination Date. If you revoke such confidential agreement and general release, you will not be entitled to any portion of the Retention Bonus.

For purposes of this letter, “Cause” means: (i) your commission of a misdemeanor involving moral turpitude or a felony; (ii) your act or omission that causes or may reasonably be expected to cause material injury to CIT or its vendors, customers or business partners or that results or is intended to result in personal gain; (iii) your substantial and continuing neglect of your job responsibilities for CIT (including excessive unauthorized absenteeism) after having been put on notice of the deficiency(ies) and given a reasonable time to cure; (iv) your willful failure to comply with, or willful violation of, the material provisions of the CIT Code of Business Conduct applicable to you; (v) your act or omission, whether or not performed in the workplace, which preclude your employment by CIT by virtue of Section 19 of the Federal Deposit Insurance Act; and (vi) your violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which you or CIT is a member. A termination for Cause shall not occur unless (a) CIT has provided you written notice specifying in detail the alleged condition of Cause within 90 days of the existence of such condition; and (b) if curable, you have failed to cure such alleged condition within 10 days following your receipt of such written notice. In addition, and for the avoidance of doubt, in order for any recoupment or similar policy of CIT to be applicable to you, any failure to comply with, or violation of, CIT’s policies or wrongdoing must be willful and material.

For purposes of this letter, the term “Qualifying Termination of Employment” means a termination of your employment by CIT without Cause or termination of your employment due to your death or “Disability” (as defined in the applicable CIT long-term disability plan or policy in effect at such time).

If your employment with CIT terminates for any reason other than due to a Qualifying Termination of Employment, you will forfeit any then-unvested portion of the Retention Bonus.

The effectiveness of the letter is contingent on the occurrence of the Closing. If either CIT or First Citizens decides not to pursue the Transaction (whether due to the termination of a definitive agreement in accordance with its terms or otherwise), the obligation to pay the Retention Bonus will terminate automatically without any further obligation to you, and you will not be eligible for, or entitled to, the Retention Bonus.

The Retention Bonus is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”) as a “short-term deferral” (within the meaning of Section 409A).  Each payment made under this letter will be treated as a separate payment for Section 409A purposes and in no event may you or your estate, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with CIT for purposes of this letter unless you would be considered to have incurred a “separation from service” from CIT within the meaning of Section 409A.

This letter does not, and is not intended to, constitute a contract of employment. Your employment remains at-will. This means that either you or CIT may terminate your employment at any time, for any or no reason, and with or without Cause or prior notice (except as otherwise required by your Notice Period Agreement, if applicable).

This letter shall not be amended, modified, or supplemented without specific written provision to that effect, signed by you and CIT’s General Counsel or Chief Human Resources Officer or either of their designees. No oral statement of any person will, in any manner or degree, modify or otherwise affect the terms and provisions of this letter. Should any provision of this letter require interpretation or construction, you agree that the presumption that a document or agreement is to be interpreted or construed more strictly against the party that prepared such document or agreement will not apply. The construction, interpretation and performance of this letter will be governed by New York law without regard to conflicts of law.

This letter will be binding upon any successor of CIT (whether direct or indirect, by purchase, merger, separation or otherwise, including pursuant to the Transaction), in the same manner and to the same extent that CIT would be obligated under this letter if no succession had taken place.

This letter may be signed in any number of counterparts, each of which is an original, and all of which taken together constitute one single document. This letter may be signed by handwritten ink signature or by a form of electronic signature requested by CIT.  A signed copy of this letter or any ancillary agreement transmitted by email or other means of electronic transmission (such as DocuSign) will be deemed to have the same legal effect as delivery of an original executed copy of this letter or such ancillary agreement (if any) for all purposes.

This letter constitutes the entire agreement, and fully supersedes any and all prior agreements or understandings, pertaining to the Retention Bonus. You represent and acknowledge that you have not relied upon any representation or statement not set forth herein made by CIT or by any of its officers, directors, employees, agents, representatives or attorneys with regard to the Retention Bonus.

Should you have any questions about the terms of this letter, please contact me. Otherwise, please sign and date this letter in the spaces provided below. By signing this letter, you confirm that you fully understand and agree to its terms.

Sincerely,

[On behalf of CIT]

Understood, accepted and agreed:

________________________________________________________

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